Dated August 7, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	August 7, 2006
Settlement Date (Original Issue Date):	August 15, 2006
Maturity Date:	August 15, 2036
Principal Amount:	US$ 300,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.75%
All-in Price:	99.25%
Net Proceeds to Issuer:	$297,750,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.48%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 0.48%

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Dated August 7, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates:	None
Put Notice Period:	None
CUSIP:	36962GX74
Common Code:	026461847
ISIN:	US 36862GX74 3

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.75% of the principal amount of the Notes.

Institution Commitment

Lehman Brothers Inc. $150,000,000

Morgan Stanley & Co. Incorporated $150,000,000

____________

Total $300,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated August 7, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,			Six Months Ended
2001	2002	2003	2004	2005	June 30, 2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling  Lehman Brothers Inc. at 1-888-603-5847, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.